Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-04171, 333-58024, 333-90462, 333-90464, 333-115654, 333-115653, 333-04167, 333-175239, 333-198256, and 333-219106 on Form S-8 of ICU Medical, Inc. of our report dated January 30, 2018, with respect to the combined statements of income (loss) and comprehensive income (loss), business unit equity, and cash flows of Pfizer Infusion Systems for the years ended December 31, 2016 and 2015, and the related notes, which report appears in the Form 8-K of ICU Medical, Inc. dated November 15, 2018.

/s/ KPMG LLP

New York, New York

November 15, 2018